                                                                  EXHIBIT (10)A





                              SERVICES AGREEMENT

                                    BETWEEN

                             McKESSON CORPORAT10N

                                      AND

                        ARMOR ALL PRODUCTS CORPORAT10N

                       As amended through March 23, 1993

            THIS SERVICES AGREEMENT, dated as of July 1, 1986 is between McKesson Corporation, a Maryland corporation ("McKesson"), and
Armor All Products Corporation, a Delaware corporation ("Armor
All").

INTRODUCTION

            A. McKesson and Armor All have entered into an Acquisition Agreement dated as of July 1, 1986 (the "Acquisition Agreement").
Unless otherwise defined herein, capitalized terms used herein shall have the same meaning assigned to them in the Acquisition
Agreement.

            B. Pursuant to Section 11 of the Acquisition Agreement, McKesson has agreed, as of the Closing Date, to provide Armor All with certain services and Armor All has agreed to purchase certain services from McKesson.

            ACCORDINGLY, the parties hereto agree as follows:


            SECTION 1.  Certain Management-Related Services

            1.1 Continuing Services. Commencing on the Closing Date, and for the period provided for under Section 6, McKesson agrees to make available to Armor All and Armor All agrees to purchase the following (individually a "Service" and collectively the "Services"):

                 (a) Its internal accounting and auditing staff for auditing, accounting, payroll and bookkeeping advice and services.

                 (b) Its internal legal staff for legal advice and services, including, without limitation, assistance with respect to claims which may be or have been asserted or are the subject of litigation, the preparation and review of documents involving loans, financing transactions, contractual documents and disclosure documents relating to reporting requirements under the federal securities laws and consultation related to legal and administrative proceedings.

                 (c) Its internal tax staff for tax advice and services, including, without limitation, assistance in the preparation of federal, state, local and foreign tax returns.

                 (d) Its controllers staff for accounting services related to financial reporting and assistance in the preparation of financial statements and disclosure documents relating to reporting requirements under the federal securities laws.

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                 (e)  Its corporate secretary staff for assistance in
organizational matters associated with shareholders meetings and meetings of the board of directors.

                 (f) Its treasury staff for financial advice and services, including, without limitation, assistance with respect to the raising of additional capital, cash management, treasury and risk management.

                 (g) Its corporate relations staff for assistance in preparation of certain public documents, including without limitation, preparation of annual reports.

                 (h) Its personnel staff for advice and services, including, without limitation, wage and salary administration, employee relations, the administration of employee insurance plans, pension plans and other employee benefits plans.

            1.2 Periodic Services. Commencing on the Closing Date, and for the period provided for under Section 6, Armor All may request and McKesson may agree to make available to Armor All the following (individually a "Service" and collectively the "Services"):

                 (a) Its marketing, advertising and promotional staff for assistance with marketing projects, consumer studies and other information gathering or promotional activities.

                 (b) Its information services staff and equipment for supplemental data processing telecommunications, computer programming and other computer services.

                 (c) Its other staff, equipment, office space and facilities for such other advice as requested by Armor All from time to time.

            1.3 Limitation on Services. Notwithstanding anything else contained in this Section 1:

                 (a) McKesson need not make available any Service to the extent that doing so would unreasonably (i) interfere with the performance of services for McKesson by any employee of McKesson or otherwise cause unreasonable burden to McKesson; or
(ii) interfere with the use of or access to any equipment, office space or facility by McKesson or otherwise cause unreasonable burden to McKesson.

                 (b) The provisions of Subsections 1.1 and 1.2 shall only apply to Services related to or arising out of or in connection with matters McKesson is in a position to provide by reason of past participation, involvement or familiarity with

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such matters and, in addition, which Armor All has a reasonable requirement to obtain.


SECTION 2.  Cost of Services

            2.1 Price and Billing for Continuing Services. Armor All shall be billed for Services provided by McKesson under Section
1.1 at the rate specified in Schedule 1. The rate represents an approximation of the cost incurred by McKesson for providing such Services. The cost incurred by McKesson for providing such Services shall be determined by considering a variety of relevant factors, including, without limitation, the number of hours required, the hourly cost of the person providing such Services, and the cost of materials, overhead and capital consumed in providing the Services requested. Where similar charges are assessed against internal divisions of McKesson, the price billed to Armor All shall be determined on the same basis as the cost assessed against internal divisions of McKesson. The charges specified in Schedule 1 may be modified annually to reflect any change in the cost to McKesson of providing such Services.
Amounts billed shall be payable to McKesson within ten working days of presentation of an invoice for such Services.

            2.2 Price and Billing for Periodic Services. Armor All shall be billed for Services provided by McKesson under Section
1.2 at a rate equal to the cost incurred by McKesson for providing such Services. The cost incurred by McKesson for providing such Services shall be determined by considering a variety of relevant factors, including, without limitation, the number of hours required, the hourly cost of the person providing such Services, and the cost of materials, overhead and capital consumed in providing the Services requested. Where similar charges are assessed against internal divisions of McKesson, the price billed to Armor All shall be determined on the same basis as the cost assessed against internal divisions of McKesson.
Amounts billed shall be payable to McKesson within ten working days of presentation of an invoice for such Services.

            2.3 Expenses. In addition to the amounts to be billed to Armor All pursuant to Subsections 2.1 and 2.2, McKesson shall be entitled to receive from Armor All, upon the presentation of invoices therefor, payment for reasonable out-of-pocket expenses incurred by McKesson in providing such Services.

            2.4 Outside Professional Services. In addition to amounts to be billed to Armor All pursuant to Subsections 2.1, 2.2 and 2.3, McKesson shall be entitled to receive from Armor All within ten working days of presentation of invoices therefor, payment for all reasonable expenses for outside professional services incurred by McKesson for the benefit of Armor All, including,

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without limitation, public accounting, outside legal services and outside marketing services.


            SECTION 3.  Employee Benefit Plans

            3.1 Retirement Plan. McKesson agrees that Armor All employees shall be eligible to participate in the McKesson Corporation Retirement Plan on the same terms and conditions as employees of McKesson, and Armor All agrees to pay McKesson costs of contribution and administration attributable to participating Armor All employees at the same rate as charged to McKesson divisions (currently this accrual rate is 2% of covered payroll for all McKesson units included in the McKesson Retirement Plan).

            3.2 McKesson PAYSOP and ESOP. McKesson agrees that Armor All employees shall be eligible to participate in the PAYSOP and ESOP elements of the McKesson Profit-Sharing Investment Plan on the same terms and conditions as employees of McKesson, and Armor
All agrees to pay McKesson costs of contribution and administration attributable to participating Armor All employees. Armor All shall make a contribution to the ESOP for each plan year determined according to the following formula:

Aggregate             Aggregate
compensation          compensation            Total ESOP
during the plan       during the plan         contribution         Armor All
year of Armor     /   year for all       X    required for    =    contribution
All employees         employees               plan year
participating         participating in
in the ESOP           the ESOP

            3.3 Profit-Sharing Investment Plan. Armor All employees shall remain participants in the McKesson Profit-Sharing
Investment Plan ("McKesson PSIP") until Armor All establishes a Profit-Sharing Investment Plan for its employees ("Armor All
PSIP"). Armor All agrees to pay McKesson costs of contribution and administration attributable to Armor All employees participating in the McKesson PSIP. Upon establishment, McKesson shall administer the Armor All PSIP on behalf of Armor All.
Armor All agrees to pay McKesson for direct administrative costs attributable to the Armor All PSIP, and for general administrative costs attributable to the Armor All PSIP at the same rate as charged to McKesson divisions.

            3.4 Stock Option Plan. Armor All shall establish a Stock Option Plan for its employees which shall be administered by McKesson on behalf of Armor All. Armor All shall not be charged for administrative costs attributable to such Stock Option Plan.

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            SECTION 4.  Insurance

            4.1 Property and Casualty Insurance. McKesson agrees to provide the following insurance coverages on an interim basis to Armor All on substantially the same terms and conditions as provided to other subsidiaries and divisions of McKesson except for a maximum limit of coverage of $25 million and subject to the deductibles shown below.

                (a) Workers' Compensation insurance for full statutory benefits and Employer's Liability for a limit of $25 million per occurrence with no deductible.

                (b) Comprehensive General Liability insurance, including broad form vendors coverage and contractual liability coverage for a combined single limit of $25 million per occurrence ($25 million products liability aggregate) with a deductible of $500,000 per occurrence.

                (c) Comprehensive Automobile Liability insurance, including owned and non-owned vehicles for a combined single limit of $25 million per occurrence with a deductible of $500,000 per occurrence.

                (d) All Risk Property insurance insuring real and personal property for replacement cost and business interruption and extra expense for actual loss sustained with a deductible of $10,000 per occurrence.

                (e) Employee Dishonesty Coverage for a limit of $10 million per occurrence with a deductible of $75,000 per occurrence.

            4.2 Employee Benefits Insurance. McKesson agrees to provide the following insurance coverages to Armor All employees on the same terms and conditions as provided to employees of other subsidiaries and divisions of McKesson.

                (a) Comprehensive health insurance including medical and dental insurance and covering active and retired employees.

                (b)  Life insurance.

                (c) Accidental Death or Dismemberment insurance.

                (d)  Long-term Disability insurance.

                (e)  Travel Accident insurance.

            4.3 Price and Billing. Armor All shall be billed for insurance provided by McKesson at substantially the same rate and on substantially the same terms as internal units of McKesson,

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subject to adjustment due to differences in levels of coverage and deductibles, and except that in situations where McKesson must pre-pay insurance premiums Armor All shall be billed on a pre-paid basis its allocated share. Amounts billed shall be payable to McKesson within ten working days of presentation of an invoice for such insurance.

            4.4 Self-Insurance and Deductibles. It is understood that because of McKesson's size and diversification certain risks are prudently self-insured or subject to policy deductibles. All references to the term "insurance" contained in this Section 4 are intended to include both insurance and self-insured programs. Where it is the practice of McKesson to require its internal divisions and units to self-insure losses up to a pre-determined amount, Armor All will be required to self-insure in the amounts specified in Section 4.1.

            4.5 Alternative Insurance. Notwithstanding anything else contained in this Section 4, it is the understanding of the parties that Armor All will attempt to find, with the assistance of McKesson, alternative sources for insurance other than insurance provided pursuant to Section 4.2 above. Should Armor All be able to locate other insurance at a reasonable cost, Armor All will procure insurance directly from such alternative suppliers rather than through McKesson. It is further understood by the parties that McKesson may not be able to make available directors and officers liability insurance to Armor All. Nor shall McKesson be obligated to provide surety bonds under terms that require McKesson to guarantee obligations of Armor All to the surety.


            SECTION 5.  Cash Management Services

            5.1 Cash Management Operation. McKesson shall assist Armor All in establishing its own cash management system. McKesson will manage this system on Armor All's behalf. Funds of Armor All will not be commingled with funds of McKesson. Armor All shall receive interest on funds in its cash management system at a rate equal to the monthly Federal Reserve composite rate for 7-day commercial paper (the "composite rate") less ten basis points or pay interest at a rate equal to the composite rate plus fifty basis points.

            5.2 Funds Available. McKesson will make available to Armor All that amount of cash necessary to provide Armor All with sufficient funds to meet its needs as defined in the annual capital plan and annual operating projection approved by the board of directors of Armor All. McKesson shall receive a credit facility fee of $25,000 per annum from Armor All for maintaining the availability of cash in accordance with the preceding sentence.

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            SECTION 6.  Term and Termination

            6.1 Term. This Agreement shall become effective, without further action, on the date first above written and shall remain in effect until March 31, 1989 and thereafter shall be automatically renewed for successive one-year renewal terms unless terminated in accordance with Subsection 6.2.

            6.2 Termination. This Agreement and the obligation of McKesson to provide Services pursuant to Section I and other assistance pursuant to Sections 3, 4 and 5 shall terminate on the earliest of (a) the date which is 120 days from the receipt of written notice by one party of the other party's intention to terminate this Agreement, (b) the date on which the ownership by McKesson of the outstanding voting stock of Armor All shall be less than fifty percent of the then outstanding voting capital stock of Armor All, or (c) such earlier date as the parties may mutually agree to in writing.


            SECTION 7.  Access to Information and Witnesses

            Subsequent to the Closing Date, each of McKesson and Armor All may have in its possession or under its control (or the control of persons or firms which have rendered services to or otherwise done business with it) books, records, contracts, instruments, data and other information (collectively, "Information") which may prove necessary or desirable to the other in connection with the other's business. Accordingly, at all times subsequent to the Closing Date, (a) McKesson agrees to provide to Armor All and Armor All agrees to provide to McKesson, upon the other's written request, at all reasonable times, full and complete access to (including access to persons or firms possessing information) and duplication rights with respect to, any and all such information as the other may reasonably request and require in the conduct of its business and (b) McKesson agrees to use its best efforts to make available to Armor All and Armor All agrees to use its best efforts to make available to McKesson, upon the other's written request, their respective officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which McKesson or Armor All, as the case may be, may from time to time be involved. Information shall include, without limitation, information sought for audit, accounting, claims, litigation and tax purposes as well as for purposes of fulfilling disclosure and reporting obligations under the federal securities laws. The party providing information or making available witnesses shall be entitled to receive from the other party, upon the presentation of invoices therefor, payment for its reasonable out-of-pocket expenses incurred in connection therewith (but not

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the labor cost thereof), but shall not be entitled to receive any other payment with respect thereto.


            SECTION 8. Mail, Etc.

            Subsequent to the Closing Date, each of McKesson and Armor All may receive mail, telegrams, packages and other communications property belonging to the other. Accordingly, at all times subsequent to the Closing Date, each of McKesson and Armor All authorizes the other to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for the other party or any of the other party's officers and/or directors specifically in their capacities as such, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they relate to the business of the receiving party and do relate to the business of the other party, or to the extent that they relate to both businesses, the receiving party shall promptly contact the other party by telephone for delivery instructions and such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) shall promptly be forwarded to the other party in accordance with its delivery instructions. The foregoing provisions of this Section 8 shall constitute full authorization to the postal authorities, all telegraph and express companies and all other persons to make deliveries to McKesson or Armor All, as the case may be, addressed to either of them or to any of their officers and/or directors specifically in their capacities as such. The provisions of this Section 8 are not intended to and shall not be deemed to constitute an authorization by either McKesson or Armor All to permit the other to accept services of process on its behalf, and neither party is or shall be deemed to be the agent of the other for service of process purposes.


            SECTION 9.  Limitation of Liability

            The liability of McKesson to Armor All for any loss or damage, whether direct or indirect, arising in connection with providing the Services or other assistance to Armor All pursuant to Sections 1, 3, 4 and 5 shall not exceed the total amount billed or billable to Armor All for the particular Service or assistance or part thereof which gave rise to the loss or damage. IN NO EVENT WILL McKESSON BE LIABLE TO ARMOR ALL FOR INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OR PROFITS OR DAMAGE TO OR LOSS OF USE OF ANY PROPERTY.

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            SECTION 10.  Force Majeure

            McKesson shall be excused for failure to provide the Services or other assistance pursuant to Sections 1, 3, 4 and 5 to the extent that such failure is directly or indirectly caused by an occurrence commonly known as force majeure, including, without limitation, delays arising out of acts of God, acts or orders of a government, agency or instrumentality thereof (whether of fact or law), acts of public enemy, riots, embargoes, strikes or other concerted acts of workmen (whether of McKesson or other persons), casualties or accidents, deliveries of materials, transportation or shortage of cars, trucks, fuel, power, labor or materials, or any other causes, circumstances or contingencies within or without the United States of America, which are beyond the reasonable control of McKesson. Notwithstanding any events operating to excuse the performance by McKesson, this Agreement shall continue in full force for the remainder of its term and any renewals thereof.

            SECTION 11.  Confidentiality

            Except as otherwise required under applicable law, McKesson and Armor All agree to maintain as confidential and not to disclose to any third party any and all information provided by one party to the other or otherwise obtained by one party in the performance of this Agreement.


            SECTION 12.  Miscellaneous

            12.1 Notice. Any notice, request, instruction, consent, approval or other communication required or permitted hereunder shall be made in writing and shall be delivered personally, sent by certified or registered mail, postage prepaid, telegraphed, sent by facsimile transmission or by telex, and shall be deemed given when so delivered personally, telegraphed, telexed, sent by facsimile transmission or, if mailed, four days after the date of deposit in the United States mails, as follows:

            To McKesson:        McKesson Corporation
                                One Post Street
                                San Francisco, CA  94104
                                Attn:  Vice President and General Counsel


            To Armor All:       Armor All Products Corporation
                                6 Liberty
                                Aliso Viejo, CA 92656
                                Attn: President

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            12.2 Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed and enforced in accordance with the law of the State of California.

            12.3 Entire Agreement. The parties intend that the terms of this Agreement shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, undertakings, representations and agreements, if any, of the parties hereto. This Agreement may not be amended orally but may be amended only by a written instrument signed by all of the parties hereto.

            12.4. Amendments and Waivers. This Agreement may not be amended except upon the written consent of all parties. By an instrument in writing, either party may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver of any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

            12.5 Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

            12.6. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

            12.7 Interpretation of Agreement. This section and other headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. The term "person" shall include any individual, partnership, joint venture, corporation,

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unincorporated organization, any other business entity and any government or any department or agency thereof, whether acting in an individual, fiduciary, or other capacity. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

            12.8. Further Assurances. Subject to the terms and conditions hereof, each party agrees to use its best efforts to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as expeditiously as practicable, including, without limitation, the performance of such further acts or the execution and delivery of any additional instruments or documents as any party may reasonably request in order to carry out the purposes of this Agreement and the transactions contemplated hereby.


            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



McKESSON CORPORATION


By: /s/ Garret A. Scholz
    -------------------------------
Title: Vice President and Treasurer



ARMOR ALL PRODUCTS CORPORATION


By:  /s/ John F. Schueller
     ------------------------------
Title: Executive Vice President


By: /s/ Lorraine E. Peetz
    -------------------------------
Title: Assistant Secretary

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                                  SCHEDULE 1
                         McKESSON CHARGES TO ARMOR ALL

- - - -----------------------------------------------------------------------------------
                                                                          Annual
                                                                          Amount
===================================================================================
Controller-(Accounting Services related to financial
reporting, SEC documentation, filings, etc.)............................. $ 40,000
- - - -----------------------------------------------------------------------------------
Law Dept.-Outside legal (supported by invoices).......................... *
         -Internal.......................................................  200,000
- - - -----------------------------------------------------------------------------------
Audit-Internal audit.....................................................   20,000
- - - -----------------------------------------------------------------------------------
Mktg. Services-Advertising & Promotional Services, Mkt.
Research billed by Mktg. to AA based on agreed upon requested projects and work........................................................ *
- - - -----------------------------------------------------------------------------------
Insurance................................................................ **
- - - -----------------------------------------------------------------------------------
Info. Services-Any charges for specific systems development
projects (currently none)................................................ *
- - - -----------------------------------------------------------------------------------
Secretary's Dept.-Billing for subsidiary filing fees, Board
expenses, etc............................................................   20,000
- - - -----------------------------------------------------------------------------------
Tax Dept.-Tax return preparation charges (Federal, State,
payroll, etc.)...........................................................   30,000
         -Tax sharing agreement to be negotiated
- - - -----------------------------------------------------------------------------------
Treasury Dept.-Charges for Cash Mgmt. System & Insurance
admin....................................................................   30,000
- - - -----------------------------------------------------------------------------------
Corp. Relations-Direct expenses for subsidiary annual report.............   30,000
- - - -----------------------------------------------------------------------------------
Personnel-Allocated expenses for Employee Benefits Admin. &
Employee Relations.......................................................   30,000
- - - -----------------------------------------------------------------------------------
Planning Dept.-  ........................................................   50,000
                                                                          --------
- - - -----------------------------------------------------------------------------------
                 Total Annual Charge..................................... $450,000
                                                                          ========
- - - -----------------------------------------------------------------------------------

[FN]
- - - -------------
 * Charges to be based on specifically requested services.

** Self-insurance charges based on a schedule which takes into consideration the amounts of coverage and deductibles applicable to Armor All and as based upon McKesson's current cost for such coverage.

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